                                                                   EXHIBIT 10.2

                               RETENTION AGREEMENT

            This RETENTION AGREEMENT (the "Agreement") dated as of July 22, 1997, sets forth the mutual and binding understanding of the undersigned regarding the special retention incentives intended to be afforded to Michael F. Goss (the "Executive") by Playtex Products, Inc. (Playtex and its subsidiaries together called the "Company") in order to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a "Change of Control".

1.    Definitions:

      The terms "Cause", "Change of Control" and "Good Reason" are defined in
      Exhibit I.

2.    Severance Upon Termination Prior To A Change Of Control:

      A.    Termination By The Company Without Cause:

      If the Executive's employment is terminated by the Company during the Term without "Cause" but prior to the occurrence of a Change of Control, the Executive shall be entitled to receive an amount equal to two years' salary (as in effect at the time of the termination) plus two years' bonus (equal to the highest annual bonus paid or payable to the Executive in respect of the three most recent fiscal years of the Company ended prior to the date of the Executive's termination of employment (the "Highest Annual Bonus")), both payable in cash within 30 days of the date of Termination.

      Such severance payments shall be in lieu of any severance payments otherwise payable under the Company Severance Plan or any other plan or arrangement of the Company concerning the Executive's termination of employment, but without prejudice to the Executive's other rights, if any, to other compensation under the Company's other plans and arrangements.

      B. Termination By The Company For Cause, By The Executive Voluntarily, Or By Reason Of Death Or Disability (As Defined In Company's Long Term Disability Policy) Of Executive:

      The Executive shall be entitled to the severance compensation set forth in the Company's Severance Plan and any other arrangement to which the Executive is party and which is applicable to such termination of employment, if any, but shall not be entitled to any supplemental or enhanced severance benefits hereunder.

3.    Severance Upon Termination Following A Change Of Control:

      For purposes of this Agreement, the Company's termination of the Executive's employment without Cause within three months prior to the occurrence of a Change of Control shall be treated as a termination within three years following a Change of Control.

      A. Termination Within Three Years Following a Change of Control (i) By The Company Without Cause, Or (ii) By The Executive For "Good Reason":

            (i) The Company shall pay the Executive an amount (the "Special Termination Amount") equal to the sum of (a) the Executive's annual base salary at the time of the Change of Control or at the time of termination (whichever is higher) and (b) the Highest Annual Bonus, payable within 30 days after the date of termination.

            (ii) The Company shall pay to the Executive in a lump sum in cash within 30 days after the date of termination an amount equal to the sum of
      (a) the Executive's annual base salary through the date of termination to the extent not theretofore paid, (b) a pro rata portion of the Highest Annual Bonus based upon the percentage of the Company's fiscal year that shall have elapsed through the date of termination, (c) a pro rata contribution to the Company's Profit-Sharing and Deferred Benefit Equalization Plan with respect to the Executive (with no duplication of benefits) for the current fiscal year, and (d) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case to the extent not theretofore paid.

            (iii) For the twenty-four month period following the date of termination, the Company shall (a) continue medical, welfare and fringe benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies of the Company (as in at the time of the Change of Control provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare and fringe benefits under another employer provided plan, the medical and other welfare and fringe benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (b) make equivalent payments to Executive equal to the payments which would have been made under the Playtex Profit-Sharing Plan and Deferred Benefits Equalization Plan with respect to the Executive, payable when such payments are made under the respective Plans.

            (iv) The Company will enter into the Consulting Agreement with Executive set forth on Exhibit II, providing generally for the Executive to render consulting services to the Company for a six month period following termination of employment, with compensation equal to the sum of
      (a) the Executive's annual salary at the time of the Change of Control or at the time of termination (whichever is higher) plus (b) the Highest Annual Bonus.

      The severance payments and benefits provided hereunder shall be in lieu of any severance payments otherwise payable under the Company's Severance Plan or any other plan or arrangement of the Company in respect of the Executive's termination of employment, but without prejudice to the Executive's other rights, if any, to other compensation under the Company's other plans and arrangements.

      B. Termination (i) By The Company For Cause, (ii) By The Executive Without Good Reason, (iii) Death Or Disability, Or (iv) For Any Reason After The Third Anniversary Of A Change Of Control:

      Executive shall be entitled to the severance compensation set forth in the Company's Severance Plan or any other plan or arrangement to which the Executive is a party and which is applicable to such termination of employment, if any, but shall not be entitled to any supplemental or enhanced severance benefits hereunder.

4.    Special Payments Upon The Occurrence Of A Change of Control:

      The Company shall pay the Executive a special bonus (the "Special Bonus") in cash equal to the Highest Annual Bonus within 30 days following the consummation of the Change of Control.

      The Executive's accounts under the Playtex Products Profit-Sharing Retirement Plan and Deferred Benefit Equalization Plan shall become fully vested as of immediately prior to the consummation of the Change of Control.

      The Executive's outstanding stock options granted under the 1994 Playtex Stock Option Plan shall become fully vested as of immediately prior to the consummation of the Change of Control, provided, however, that such stock options shall not vest on an accelerated basis if such acceleration is the only factor which would prevent use of the pooling method of accounting in connection with the Change in Control in which event, the unvested options must be exchanged for common stock of the acquiror of equal value.

5.    Certain Restrictions On Payment Of Compensation And Benefits:

      Notwithstanding any other provision of this Agreement to the contrary, if the Company or the Executive determines (on the basis of advice from the Company's independent public accountants) that part or all of the consideration, compensation or benefits to be paid to Executive under this Agreement or any other arrangement, plan or policy constitutes a "parachute payment" under section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code"), then the amounts constituting a "parachute payment" which would otherwise be payable to or for the benefit of Executive shall be reduced to the extent necessary so that the reduced payments do not constitute a "parachute payment". If, due to the uncertainty in the application of Section 4999, payments are made to the Executive which should not have been paid, such amount shall be treated as a loan to the Executive, who shall repay it with interest at the applicable federal rate provided for in section 7872(f)(2) of the Code; and if additional amounts could have been paid to the Executive, the Company shall pay such amount together with such interest provided for in section 7872(f)(2) of the Code.

6.    No Mitigation Or Setoffs:

      The Executive shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under this

      Agreement and, except as provided in Section 3(A)(iii)(a) (relating to continuation of medical, welfare and fringe benefits), such amounts shall not be reduced or subject to setoffs (whether or not the Executive obtains other employment).

7.    Confidential Information:

      During the term of Executive's employment by the Company, Executive shall keep secret and retain in strictest confidence, and shall not use for the benefit of himself or others except in connection with the business and affairs of the Company, all confidential matters of the Company and its affiliates, including, without limitation, trade "know-how", secrets, consultant contracts, customer lists, subscription lists, details of consultant contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, new personnel acquisition plans, methods of manufacture, technical processes, designs and design projects, inventions and research projects and other business affairs of the Company and its affiliates learned by Executive heretofore or hereafter, and shall not disclose them to anyone outside of the Company and its affiliates, either during or after employment by the Company or any of its affiliates, except
      (i) as required in the course of performing duties hereunder, (ii) with the Company's express written consent, (iii) if such information is or becomes generally known by the public other than as a result of a breach hereof or (iv) as required by law or judicial or administrative process.

8.    Miscellaneous:

      A.    Withholding:

      The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

      B.    Governing Law/Amendment:

      This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without reference to the principles of conflict of laws. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

      C.    Enforceability:

      The Company agrees to pay all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome) by the Company or the Executive or others of the enforceability of any provision of this Agreement, including the amount of any payment, plus interest on any delayed payment.

      D.    Waiver:

      The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision. The Executive's or the Company's failure to insist upon strict compliance with any provision or the failure to assert any right shall not be deemed to be a waiver of such provision or right.

      E.    Counterparts; Binding Effect:

      This Agreement may be executed in counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            PLAYTEX PRODUCTS, INC.


                                            By: /s/ Michael R. Gallagher
                                               --------------------------
                                            Name:  Michael R. Gallagher
                                            Title: Chief Executive
                                                   Officer

                                             /s/ Michael F. Goss
                                            -----------------------------
                                                 Michael F. Goss

                                                                       EXHIBIT I

                                CERTAIN DEFINED TERMS

           "CAUSE" shall mean (i) repeated violations by the Executive of the Executive's duties to the Company (other than as a result of incapacity due to physical or mental illness) which are demonstrably willful and deliberate on the Executive's part, which are committed in bad faith or without reasonable belief that such violations are in the best interests of the Company and which are not remedied in a reasonable period of time after receipt of written notice from the Company specifying such violations and (ii) the Executive's conviction of a felony involving the assets or business of the Company or its affiliates.

           "CHANGE OF CONTROL" shall mean the occurrence of any of the following:
 (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14
(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting stock of the Company, (ii) the sale, lease, transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than to any party or parties to the Stock Purchase Agreement or their respective affiliates or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (the "Board") (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of all the Directors or a majority of the Directors on either the "Purchaser Nominating Committee" or the "Non-Purchaser Nominating Committee" as such terms are defined by the Stock Purchase Agreement, in each case who were either directors at the beginning of such period or were previously so elected or nominated) cease for any reason to constitute a majority of the Board then in office.

           "GOOD REASON" shall mean any substantial diminution in the Executive's title, duties, status, reporting relationship, authority, or responsibilities, a reduction in the aggregate compensation and benefits provided to the Executive by the Company and its affiliates from those earned by the Executive at the time of the Change of Control, or a requirement that the Executive's principal place of employment be relocated more than 35 miles from his principal place of employment prior to the occurrence of a Change of Control, which diminution, reduction or relocation is not remedied in a reasonable period of time after receipt of written notice from the Executive specifying such events.

                                                                      EXHIBIT II

                                 CONSULTING AGREEMENT

    CONSULTING AGREEMENT dated as of the _____ day of _______, _____, by and between Playtex Products, Inc., a Delaware corporation (the "Company"), and Michael F. Goss ("Consultant").

                                     WITNESSETH:

    WHEREAS, Consultant was the Executive Vice President and Chief Financial Officer of the Company, is familiar with the Company's markets, operations, finances and business, his services to the Company are of a special and unique character, and it is of importance to the Company to retain the services of Consultant for a period of time;

    NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

    1. EFFECTIVE DATE. This Agreement shall become effective the day the Consultant's present employment by the Company is ended in accordance with
Section 3(A) of the Retention Agreement dated July 22, 1997 with the Company.
    2.     CONSULTING SERVICES.
    (i) The Company hereby agrees to engage Consultant and Consultant hereby agrees to accept the engagement with the Company, to provide consulting services to the Company, as an independent contractor, as Company shall reasonably request, which services shall include general financial and business advice, assistance with Company-related litigation, meeting and consulting with the Board of Directors, and similar advisory services at such times and places as Consultant is reasonably notified by Company for a period (the "Consulting Period") beginning upon the Effective Date and ending six months thereafter.
    (ii) Consultant shall be paid $_________ for his consulting services ("Consulting Fee"), payable in six monthly installments during the Consulting Period. Consultant shall be reimbursed for ordinary and necessary business expenses incurred in connection with the performance of such services and which are authorized by the Company. Consultant shall not be required to travel in performing services hereunder.
    (iii) It is understood that such consulting services shall be incidental to, and shall not interfere with, the other business activities and commitments of Consultant. The full Consulting Fee shall be paid to Consultant regardless of the amount and frequency of consulting services actually requested of him.
    3. CONFIDENTIAL INFORMATION. During the Consulting Period and for a period of two years after the termination of the Consulting Period, Consultant shall not disclose or make accessible to anyone, or make use of any confidential information which he shall have obtained from the Company while employed by the Company or during the period of the Consulting Agreement, with respect to confidential or secret processes, formulae, inventions, machinery, plans, customers, trade secrets, business procedures and methods, devices or matters of any kind relating to or with respect to any confidential research, engineering or developmental work, programs or projects of the Company. Upon termination of the Consulting Period, Consultant shall, at the request of Company, promptly deliver to the Company all documents in whatever form (including all copies thereof) containing confidential information of the Company that Consultant then possesses or has under his control.
    4. INJUNCTIVE RELIEF. In the event of breach by Consultant of Section 3, the Company shall be entitled to institute legal proceedings to obtain damages for any such breach, to enforce the specific performance of such terms by Consultant and to enjoin Consultant from any further violation of such terms, and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law. Consultant acknowledges, however, that the remedies at law for any breach may be inadequate and that the Company shall be entitled to injunctive relief in the event of any such breach.
    5. TAXES. It is intended that the fees paid hereunder shall constitute revenues to Consultant. To the extent consistent with applicable law, the Company will not withhold any amounts therefrom as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws. Consultant shall be solely responsible for the withholding and/or payment of any federal, state or local income or payroll taxes and shall hold the Company, its officers, directors and employees harmless from any liability arising from the failure to withhold such amounts.
    6. MODIFICATION; WAIVER; DISCHARGE. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by each of the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
    7. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company.
    8. STRICT PERFORMANCE. Either party's failure to demand strict performance and compliance with any part of this Agreement during the term of this Agreement shall not be deemed to be a waiver of any of such party's rights under this Agreement or by operation of law.
    9. ASSIGNMENT. This Agreement and all rights hereunder are personal to the Consultant and may not, unless otherwise specifically permitted herein, be assigned by him. The Company may assign this Agreement to and all rights hereunder shall inure to the benefit of any person, firm or corporation succeeding to all or substantially all of the business or assets of the Company whether by purchase, merger or consolidation.
    10. COMPLETE AGREEMENT. Except for the Retention Agreement, the Company and Consultant acknowledge that this Agreement is the only agreement by and among the parties with respect to the subject matter contained herein and that there are no oral or implied agreements or other modifications not specifically set forth herein or therein.
    11. COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
    12. GOVERNING LAW. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Connecticut without regard to its conflicts of law principles.

IN WITNESS WHEREOF, the Company and Consultant have each executed and delivered this Agreement the day and year first above written.
                                            PLAYTEX PRODUCTS, INC.

                                            By:______________________
                                            -----------------------------------
                                            Michael F. Goss